Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

TECO ENERGY, INC.

Pursuant to the provisions of the Florida Business Corporation Act, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation, which Amended and Restated Articles of Incorporation shall supersede and take the place of the existing Articles of Incorporation and all amendments thereof:

ARTICLE I

Name

The name of the corporation is TECO Energy, Inc.

ARTICLE II

Purpose

The purpose for which the corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the Florida Business Corporation Act.

ARTICLE III

Authorized Shares

Section 1. The maximum number of shares that the corporation is authorized to have outstanding at any one time is 400,000,000 shares of common stock having a par value of $1.00 per share and 10,000,000 shares of preferred stock having a par value of $1.00 per share. The consideration to be paid for each share shall be as fixed by the board of directors and may be paid in whole or in part in cash or other property, tangible or intangible, or in labor or services actually performed for the corporation with a value, in the judgment of the directors, equivalent to or greater than the full par value of the shares.

Section 2. Each share of the common stock of the corporation shall be entitled to one vote on all matters requiring a vote of the shareholders and, subject to the rights of the holders of any outstanding shares of preferred stock, shall be entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the board of directors. In the event of any liquidation, dissolution, or winding up of the corporation, either voluntary or involuntary, subject to the rights of the holders of any outstanding shares of preferred stock, the holders of common stock shall be entitled to share ratably, according to the number of shares held by them, in all remaining assets of the corporation available for distribution.

Section 3. The board of directors is authorized, at any time or from time to time, to issue preferred stock and (i) to divide the shares of preferred stock into series; (ii) to determine the distinguishing designation for any such series; (iii) to determine the number of shares in any such series; and (iv) to determine with respect to the shares of any such series:

(A) whether the holders thereof shall be entitled to cumulative, noncumulative, or partially cumulative dividends and, with respect to shares entitled to dividends, the dividend rate or rates, including without limitation the methods and procedures for determining such rate or rates, and any other terms and conditions relating to such dividends;

(B) whether, and if so to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the liquidation of, or upon any distribution of the assets of, the corporation;

(C) whether, and if so upon what terms and conditions, such shares shall be convertible into, or exchangeable for, other securities or property;

(D) whether, and if so upon what terms and conditions, such shares shall be redeemable;

(E) whether the shares shall be subject to any sinking fund for the purchase or redemption of such shares and, if so, the terms of such fund;

(F) whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof, provided that the holders of shares of preferred stock (i) will not be entitled to more than the lesser of (x) one vote per $100 of liquidation value or (y) one vote per share, when voting as a class with the holders of shares of common stock, and (ii) will not be entitled to vote on any matter separately as a class, except to the extent (1) required by law or (2) specified for any series (x) with respect to an amendment of these Articles of Incorporation affecting the powers, preferences, or special rights of such series or (y) with respect to the election of directors in the event of the failure of the corporation to pay dividends on such series; and

(G) whether the holders thereof shall be entitled to other preferences or rights and, if so, the qualifications, limitations, or restrictions of such preferences or rights.

ARTICLE IV

Principal and Registered Office

The street address of the principal and registered office of the corporation is 702 North Franklin Street, Tampa, Florida 33602.

ARTICLE V

Number of Directors

The number of directors may be either increased or diminished from time to time, as provided in the bylaws, but shall never be less than 3 nor more than 15.

ARTICLE VI

Certain Business Combinations

The vote of shareholders of the corporation required to approve any Business Combination shall be as set forth in this Article VI. The term “Business Combination” shall have the meaning ascribed to it in Section 1, paragraph (B) of this Article; each other capitalized term used in this Article shall have the meaning ascribed to it in Section 3 of this Article.

Section 1.

(A) In addition to any affirmative vote required by law or these Articles of Incorporation, as amended from time to time, and except as otherwise expressly provided in Section 2 of this Article VI:

(1) Any merger or consolidation of the corporation or any Subsidiary with (a) any Interested Shareholder or (b) any other corporation or entity (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder; or

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of assets of the corporation or any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more; or

(3) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the corporation or any Subsidiary which were not acquired by such Interested Shareholder (or such Affiliate) from the corporation or a Subsidiary; or

(4) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(5) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into stock of the corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate of any Interested Shareholder; shall not be consummated without the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of stock of all classes and series of the corporation entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by these Articles of Incorporation or in any agreement with any national securities exchange or otherwise.

(B) The term “Business Combination” as used in this Article VI shall mean any transaction that is referred to in any one or more clauses (1) through (5) of Section 1, paragraph (A) of this Article.

Section 2. The provisions of Section 1 of this Article VI shall not be applicable to any Business Combination in respect of which all of the conditions specified in either of the following paragraphs (A) and (B) are met, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, as amended from time to time:

(A) such Business Combination shall have been approved by a majority of the Disinterested Directors, or

(B) each of the six conditions specified in the following clauses (1) through (6) shall have been met:

(1) the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination (the “Consummation Date”) of any consideration other than cash to be received by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; or

(b) the Fair Market Value per share of Common Stock on the date of the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or on the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”), whichever is higher; and

(2) the aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of shares of any other class or series of Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (B)(2) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Interested Shareholder beneficially owns any shares of a particular class or series of Voting Stock):

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher;

(b) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

(c) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or the Determination Date, whichever is higher; and

(3) the consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Shareholder and, if the Interested Shareholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date; and

(4) after such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:

(a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation;

(b) there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (y) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate was approved by a majority of the Disinterested Directors; and

(c) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which the Interested Shareholder became an Interested Shareholder; and

(5) after such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

(6) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 3. For the purposes of this Article VI:

(A) a “person” shall mean any individual, firm, corporation or other entity.

(B) “Interested Shareholder” shall mean any person (other than the corporation or any Subsidiary) who or which:

(1) is the beneficial owner, directly or indirectly, of 10 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

(2) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

(3) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(C) A person shall be a “beneficial owner” of any Voting Stock:

(1) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(2) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

(3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(D) For the purposes of determining whether a person is an Interested Shareholder pursuant to Section 3, paragraph (B) of this Article VI, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Section 3, paragraph (C) of this Article but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(E) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on April 9, 1985.

(F) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation or by a Subsidiary or by the corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Section 3, paragraph (B) of this Article VI, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

(G) “Disinterested Director” means any member of the Board of Directors of the corporation who is unaffiliated with, and not a nominee of, the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

(H) “Fair Market Value” means: (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale’s price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

(I) In the event of any Business Combination in which the corporation survives, the phrase “other consideration to be received” as used in Section 2, paragraphs (B)(1) and (2) of this Article VI shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

Section 4. A majority of the Disinterested Directors of the corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VI, including, without limitation:

(A) whether a person is an Interested Shareholder,

(B) the number of shares of Voting Stock beneficially owned by any person,

(C) whether a person is an Affiliate or Associate of another person,

(D) whether the requirements of Section 2 of this Article VI have been met with respect to any Business Combination, and

(E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article VI.

Section 5. Nothing contained in this Article VI shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

ARTICLE VII

Board of Directors

Section 1. Except as may be otherwise fixed by or pursuant to the provisions of these Articles of Incorporation, as amended from time to time, relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, (i) the number of the directors of the corporation shall be fixed from time to time by or pursuant to the bylaws of the corporation and (ii) any vacancy on the board of directors resulting from an increase in the number of directors or from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office until the next annual election of directors by the shareholders and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. Directors who are elected at an annual meeting of shareholders shall be elected to hold office for a term expiring at the next annual meeting of shareholders following their election. All directors, including any director in office at the time of the adoption of this revised Article VII, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor is elected and qualified.

Section 2. Advance notice of shareholder nominations for the election of directors shall be given in the manner provided in the bylaws of the corporation.

Section 3. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause, only by the majority vote of the Board of Directors or by the affirmative vote of the holders of 80 percent of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII

Shareholder Action

Any action required or permitted to be taken by the shareholders of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Special meetings of the shareholders of the corporation shall be held whenever called by the Chief Executive Officer, the President, any Vice President, the Board of Directors, or the holder or holders of not less than a majority of the combined voting power of the then outstanding shares of stock entitled to vote thereat, or at the request of such holder or holders by the Secretary or an Assistant Secretary.

ARTICLE IX

Amendment of Articles of Incorporation and Bylaws

Section 1. The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions of this Article IX and the provisions of Articles VI, VII and VIII, may not be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of stock of all classes and series of the corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that such 80 percent vote shall not be required for any alteration, amendment, repeal or adoption unanimously recommended by the board of directors if all such directors are Disinterested Directors as defined in Section 3, paragraph (G) of Article VI.

Section 2. The power to adopt, alter, amend or repeal bylaws shall be vested in the board of directors, provided that any such adoption, alteration, amendment or repeal of the bylaws shall not be inconsistent with these Articles of Incorporation. The bylaws of the corporation may be altered, amended or repealed, and new bylaws may be adopted, by shareholders only if such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding shares of stock of all classes and series of the corporation entitled to vote generally in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation, this 3rd day of May, 2012.

TECO Energy, Inc.

By:	/s/ David E. Schwartz
David E. Schwartz
Vice President - Governance, Associate General Counsel and Corporate Secretary